April 10, 2012

Board of Directors

Kentucky First Federal Bancorp

479 Main Street

Hazard, Kentucky 41702

Board of Directors

CKF Bancorp, Inc.

340 West Main Street

Danville, Kentucky 40422

Members of the Boards of Directors:

We hereby consent to the use of our firm’s name in the Form S-4 of Kentucky First Federal Bancorp and any amendments thereto to be filed with the Securities and Exchange Commission. We also hereby consent to the inclusion of and references to our opinion addressed to the board of directors of CKF Bancorp, Inc., dated November 2, 2011, in such filings including the joint proxy statement/prospectus of Kentucky First Federal Bancorp and CKF Bancorp, Inc.

Sincerely,
RP® FINANCIAL, LC.

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